For Immediate Release EXHIBIT 99.1

KIWIBOX.COM:

CHRISTMAS BOOSTED THE ONLINE COMMUNITY TO EXPLORE, CONNECT, PARTY

OPERATIONAL UPDATE FOR THE FOURTH QUARTER 2014

NEW YORK - January 16, 2015 - Kiwibox.com ["Kiwibox" - KIWB.OB] is pleased to announce the activity and user development in the fourth quarter ended  December 31, 2014.

FOURTH QUARTER OPERATIONAL HIGHLIGHTS OF KIWIBOX GROUP

• Active Members – 3,54 Mio as of December 31st 2014, an increase of 32 % ytd and 13 % from the 3rd quarter 2014

• New Registrations – 517,178 in 4th quarter 2014, an increase of 98 % from the 3rd quarter 2014.

• Unique Visitors – 5.07 Mio in 4th quarter 2014, an increase of 3 % from the 3rd quarter 2014.

• Page Impressions – 537,14 Mio in 4th quarter 2014, an decrease of 1 % from the 3rd quarter 2014.

• Guestbook Entries – 143.3 Mio as of December 31st 2014, 2014, an increase of 286 % from the 3rd quarter 2014.

• Blog Entries – 95.4 Mio as of December 31st 2014, an increase of 164 % from the 3rd quarter 2014.

“With an average of 8,000 new user sign-ups per day during the 4th quarter 2014, Kiwibox’s strategy to grow its user community through its selective viral marketing program is showing amazing results”, stated Andre Scholz, Kiwibox’s CEO and President. “During this winter season”, continued CEO Scholz, “our North American membership has increased tremendously, mainly due to our new social media offerings and sharing features that we integrated into our website and mobile apps”.

Kiwibox.com expects to report its audited financial results for 2014 on the 31st March, 2015.

Market Position

The Kiwibox Network is in a unique position because it combines the excitement of a dating community with the benefits and accessibility of a real social network. The Kiwibox Network encourages members to explore local events in their area, connect with other members and enjoy the additional member exclusive benefits the social network is offering, such as games, blogging, chatting, picture-sharing and online-flirting. This community behavior binds users to the platform and is the base for our viral marketing.

Technology Development

The Kiwibox Network is focusing on the fast growing mobile usage phenomenon, being online with friends everytime and everywhere. The Kiwibox Network has released multiple updates in the 4th quarter for its iOS and Android Applications. At present, more than 600,000 company Apps are installed in our social media marketplace. Our entire Eventpage was redesigned in Q4 2014, targeted to generate income based on direct advertisement sales with partners and not through the Banner Ads market. In 2015 Kiwibox plans to optimize the Ads-Sales by organizing a department dedicated to target group based editorial and exclusive Ads-Sales.

About Kiwibox.com: Company History

Kiwibox.com was initially founded in 1999 to give teenagers a voice on the Internet and was a leader in the teen oriented world for several years. In August 2007, the company was bought by Magnitude Information Systems, Inc., a publicly listed company. In the first quarter of 2011, Kiwibox.com acquired Pixunity.de a photo blogging community. On September 30, 2011 Kiwibox.com acquired the German social network community KWICK!, finalizing the acquisition in May 2012 and currently our 20 % owned German affiliate. Kiwibox common shares are listed on the over-the-counter, Bulletin Board market under the symbol KIWB.OB.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, which include but are not limited to, statements regarding the company's potential acquisitions, its ability to obtain financing for these acquisitions, its ability to integrate any acquisition into its business and operations and manage such processes, its ability to expand its membership, users and internet brand and its projected financial results. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the after effects of the global economic downturn, changes in political, business and economic conditions, including any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its targeted internet audiences, potential advertisers and, in general, from other social networks; the company's need and ability to manage other regulatory, tax and litigation risks as its services become offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its market approach and offerings; the company's ability to upgrade and develop its systems, infrastructure and user-member service capabilities at reasonable cost; and the company's ability to maintain site stability and performance on its site while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

For more information please contact:

Andre Scholz, CEO

Phone: 1-347-836-4727

E-mail: ascholz@kiwiboxinc.com